UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 19, 2017

JRjr33, Inc.
(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 001-36755	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(469) 913-4115
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 10, 2017, JRjr33, Inc. (the “Company”) received notification (the “Deficiency Letter”) from the NYSE American LLC (the “NYSE American”) that it was not in compliance with certain NYSE American continued listing standards relating to stockholders’ equity as of September 30, 2016. Specifically, the Deficiency Letter stated that the Company is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years), Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years); and Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years). The Deficiency Letter noted that the Company had a stockholders’ equity deficit of $(4,895,000) as of September 30, 2016, and has reported net losses in its five most recent fiscal years ended December 31, 2015.

On April 18, 2017, the Company received a letter from the NYSE American (the “April 18 Letter”) notifying the Company that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) with the Securities and Exchange Commission. The filing of the report is a condition for the Company’s continued listing on the NYSE American as required by Sections 134 and 1101 of the NYSE Company Guide.

On July 14, 2017, the Company received a letter from the NYSE American notifying the Company that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”) with the Securities and Exchange Commission. The filing of the report is a condition for the Company’s continued listing on the NYSE American as required by Sections 134 and 1101 of the NYSE Company Guide.

Pursuant to the April 18 Letter the Company was required to submit a plan to the NYSE American by May 18, 2017 advising of actions it has taken or will take to regain compliance with the continued listing standards by October 17, 2017. The Company submitted its plan on May 18, 2017 (the “May Plan”).

On July 14, 2017, the NYSE American notified the Company that it had reviewed the May Plan and determined to accept the May Plan and grant a May Plan period through October 18, 2017.  NYSE Regulation Staff will review the Company periodically for compliance with the initiatives outlined in the May Plan.  The notification stated that if the Company is not in compliance with the continued listing standards by October 18, 2017 or if the Company does not make progress consistent within the May Plan period, NYSE Regulation staff will initiate delisting proceedings as appropriate.

On October 11, 2017, the Company submitted a revised plan (the “October Plan”). On October 19, 2017, the NYSE American notified the Company that it had reviewed the October Plan and determined to accept the October Plan and grant a plan period through December 18, 2017.  NYSE Regulation Staff will review the Company periodically for compliance with the initiatives outlined in the Plan.  The notification also stated that if the Company is not in compliance with the continued listing standards by December 18, 2017 or if the Company does not make progress consistent within the Plan period, NYSE Regulation staff will initiate delisting proceedings as appropriate.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “JRJR,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. The NYSE American notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

The Company issued a press release on October 20, 2017, announcing that it had received the notice of continued noncompliance and acceptance of the October Plan. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by JRjr33, Inc. dated October 20, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33, Inc.

Date: October 20, 2017	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by JRjr33, Inc. dated October 20, 2017